Exhibit 4.8

Power of Attorney

September 9, 2008

Appointee:	NHN Games Co., Ltd. Address: 6th Fl., 102-Dong I-Park Bundang Bldg., Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea Business Registration Number: 220-86-93752

In accordance with Article 86-6 of the Presidential Decree to the Securities and Exchange Act of Korea, the undersigned hereby appoints the Appointee as the attorney-in-fact, with full authority to exercise any power or act on behalf of the undersigned with respect to the matters arising in connection with Section 200-2 of the Securities and Exchange Act of Korea, and agrees to report as a co-owner when filing significant equity ownership reports.

Authorizer:	/s/ Kil-Saup Song Address: Daelim Acrotel Building 6th Fl, 467-6 Dogok-Dong Kangnam-Gu, Seoul,Korea 135-971